Exhibit 10.16
DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94070
December 10, 2008
Mr. William R. Phelps
c/o DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94070
Dear Bill:
          You and DemandTec, Inc. (the “Company”) signed an offer letter dated May 29, 2007 (the “Offer Letter”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to effect enhancements approved by the Compensation Committee of the Company’s Board of Directors on October 7, 2008, Section 5 of the Offer Letter is hereby amended in its entirety to read as follows:
          5. Stock Options and Severance Benefits.
          (a) Stock Options. So that you may participate in the Company’s success, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock, subject to the approval of the Company’s Board of Directors. The exercise price of such shares will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Equity Incentive Plan (the “1999 Plan”), as described in the 1999 Plan and the applicable Stock Option Agreement. You will vest in 12.5% of the option shares after six months of continuous service, and the balance will vest in equal monthly installments over the next 42 months of continuous service, as described in the applicable Stock Option Agreement. If the Company is subject to a Change in Control, as defined in the 2007 Equity Incentive Plan (the “2007 Plan”), and you are subject to a Constructive Termination within 12 months of that Change in Control, then you will be vested in an additional 50% of your unvested option shares as of the date of your termination of employment.
          (b) Severance Benefits after Change in Control. If the Company is subject to a Change in Control (as defined in the 2007 Plan) and you are subject to a Constructive Termination within 12 months of that Change in Control, then the Company will continue to pay your base salary for a period of six months following the date of your termination of employment. In the event

Mr. William R. Phelps
December 10, 2008

you are enrolled in the Company’s health plans and should you be subject to a Constructive Termination within 12 months of that Change in Control, the Company will pay you an after-tax amount equal to six months of COBRA expense for your health insurance in effect at the time of your termination. The salary continuation payments under this Subsection (b) will commence not later than 30 days after your Separation.
          (c) Severance Benefits absent Change in Control. If a Separation occurs because the Company terminates your service without Cause, then the Company will continue to pay your base salary for a period of six months following the date of your termination of employment. In the event you are enrolled in the Company’s health plans and should a Separation occur because the Company terminates your service without Cause, the Company will pay you an after-tax amount equal to six months of COBRA expense for your health insurance in effect at the time of your termination. The salary continuation payments under this Subsection (c) will commence not later than 30 days after your Separation.
          (d) Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your Separation, then (i) the salary continuation payments under this Section 5, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.
          (e) Definition of “Cause.” The term “Cause” means (i) any breach of the Proprietary Information and Inventions Agreement between you and the Company, (ii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or any crime involving moral turpitude, (iii) your participation in any fraud against the Company or (iv) your intentional damage to any material property of the Company or other gross misconduct. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging any person in its service.
          (f) Definition of “Constructive Termination.” The term “Constructive Termination” means a Separation that occurs because either (i) your service is terminated by the Company without Cause or (ii) you resign for Good Reason.
          (g) Definition of “Good Reason.” The term “Good Reason” means that (i) you have been assigned to duties that reflect a material adverse change in your authority or responsibility with the Company or any successor,

Mr. William R. Phelps
December 10, 2008

(ii) the annual rate of your base salary was materially reduced by the Company or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more. However, a condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.
          (h) Definition of “Separation.” The term “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
          Except as expressly set forth above, the Offer Letter will remain in effect without change.
          You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours, DemandTec, Inc.
By:	/s/ Michael J. McAdam
Michael J. McAdam
General Counsel and Secretary

I have read and accept this amendment:
/s/ William R. Phelps
Dated:  12/15/08

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